Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

March 30, 2009 Seattle — Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s SEC filings and the Listing Prospectus authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information.

Please note that all the information disclosed in this press release primarily refers to the period February 1, 2009 through February 28, 2009.

Provisional financial information as of February 28, 2009 and EBITDA

The following information concerns the Company’s provisional (unaudited) results for the month ended February 28, 2009.

Such financial information represents estimates which, as such, are based on assumptions whose occurrence depends on circumstances relating to the Company and the macroeconomic scenario which might or might not occur.

As a result of the transfer of all assets exclusively related to Zevalin RIT Oncology, LLC (“RIT Oncology”), a 50/50 joint venture with Spectrum Pharmaceuticals, Inc. (“Spectrum”) established on December 15, 2008, the Company no longer records sales related to Zevalin. Sales related to Zevalin and related commercial and development expenses are instead recorded by RIT Oncology. Accordingly, for the period beginning January 1 through February 28, 2009, revenue related to the sales of Zevalin was included in the Company’s share of the loss in the joint venture. As further described below, the Company announced on March 16, 2009 that it had completed the sale of its 50% membership interest in RIT Oncology to Spectrum to fully divest of its ownership in RIT Oncology, and, as a result, the Company no longer has an interest in Zevalin.

www.CellTherapeutics.com

The following table reports the Estimated Indication of a few relevant items referring to the statements of operations for the month ended February 28, 2009:

Estimated financial data of the company for the month ended February 28, 2009

The estimated and unaudited financial data of the Company as of February 28, 2009 compared with those for the previous month are shown below (amounts in thousands of US Dollars):

	January 31, 2009	February 28, 2009
Net revenue	$7	$7
Operating expense	$(4,708)	$(5,192)
Profit /(Loss) from operations	$(4,701)	$(5,185)

Other income (expenses), net	$3,441	$(434)
Preferred Stock:
- Beneficial conversion feature	$—	$—
- Dividend	$—	$(5)
- Deemed Dividend	$—	$(250)
- Gain on restructuring of preferred stock		$2,135

EBITDA	$(1,260)	$(3,739)

Depreciation and amortization	$(223)	$(108)
Make-whole interest expense	$(4,500)	$(900)
Amortization of debt discount and issuance costs	$(248)	$(2,964)
Interest expense	$(513)	$(330)

Net profit /(loss) attributable to common shareholders	$(6,744)	$(8,041)

Estimated Research and Development expenses for the month of January, 2009 was $2.1 million and $1.9 million for the month of February 2009.

Net financial indebtedness

The following table reports the estimated Company’s net debt financial indebtedness as of January 31, 2009 and February 28, 2009, including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant financial data are compared with those for the previous month.

Net Financial Standing	January 31, 2009	February 28, 2009
Cash and cash equivalents	$5,419	$1,358
Restricted cash	$2,140	$1,241
Securities available-for-sale	$—	$—
Long term obligations, current portion	$(705)	(714)
Net Financial Standing, current portion	$6,854	$1,885
Senior subordinated notes	$(55,150)	$(55,150)
Long term obligations, less current portion	$(2,803)	$(2,749)
Convertible senior notes	$(70,857)	$(67,695)
Net Financial Standing, less current portion	$(128,810)	$(125,594)
Net Financial Indebtedness	$(121,956)	$(123,709)

The total estimated net financial position of the Company as of February 28, 2009 is approximately a negative $123,709.

No portions of the Convertible Senior Subordinated and Convertible Senior Notes come due within the next twelve months.

Restricted cash is not available to the Company for a period of one year from the issuance dates of our convertible notes or until released from the escrow account created to hold money for interest payments relative to notes having interest-make-whole provisions, which entitle the holders of such notes to receive the coupon interest upon conversion of the notes.

www.CellTherapeutics.com

The Company had no debt that matured during the month of February 2009.

Outstanding notes and preferred shares

The following table discloses information on the Company’s convertible notes and preferred shares as of February 28, 2009, compared with the same information as of January 31, 2009:

Convertible Notes and Preferred Shares - February 28, 2009

Description	Maturity / Redemption Date	Principal/ Aggregated Stated Value Outstanding 31-Jan-09	Number of Common Stock Reserve as of January 31, 2009	Principal/ Aggregated Stated Value Outstanding 28-Feb-09	Number of Common Stock Reserve as of February 28, 2009
4% Convertible Senior Notes	1-Jul-10	55,150,000	102,129	55,150,000	102,129
6.75% Convertible Senior Notes	31-Oct-10	7,000,000	66,564	7,000,000	66,564
7.5% Convertible Senior Notes	30-Apr-11	33,458,000	400,257	33,458,000	400,257
5.75% Convertible Senior Notes	15-Dec-11	23,000,000	766,666	23,000,000	766,666
2008 Issuances
9% Convertible Senior Notes	4-Mar-12	5,585,000	396,099	5,585,000	396,099
10% Convertible Senior Notes	5-Dec-11	3,000,000	21,897,810	—	—

Totals		127,193,000	23,629,525	124,193,000	1,731,715

Description	Optional Redemption Date	Principal/ Aggregated Stated Value Outstanding 31-Jan-09	Number of Preferred Shares outstanding as of January 31, 2009	Principal/ Aggregated Stated Value Outstanding 28-Feb-09	Number of Preferred Shares outstanding as of February 28, 2009
Series A 3% Convertible Preferred Stock	12-Feb-09	550,000	550	100,000	100
Series B 3% Convertible Preferred Stock	16-Apr-09	2,218,000	2,218	—	—
Series C 3% Convertible Preferred Stock	27-Jul-09	4,284,000	4,284	—	—
Series D 7% Convertible Preferred Stock	3-Dec-09	1,000,000	1,000	1,000,000	1,000
Series F Convertible Preferred Stock	None	—	—	6,702,000	6,702

Totals		8,052,000	8,052	7,802,000	7,802

www.CellTherapeutics.com

Regulatory Matters and Products in Development

With respect to the period from February 1, 2009 through February 28, 2009, the Company has no additional information to disclose concerning regulatory matters and products in developments and has received no additional information from the EMEA or the FDA regarding the request for the marketing of products other than what the Company publicly disclosed in its press releases dated February 17, 2009 and March, 23 2009.

Corporate Transactions and Assignment of Assets

On March 15, 2009, the Company completed the sale of its 50% ownership interest in RIT Oncology, the Zevalin joint venture, to Spectrum. CTI and Spectrum established the joint venture in December 2008 to develop and commercialize Zevalin in the United States. At that time, CTI contributed all assets exclusively related to Zevalin to RIT Oncology for approximately $15 million, plus up to $15 million in product sales milestone payments upon achievement of certain revenue targets. Under the terms of the operating agreement between the Company and Spectrum governing the joint venture (the “LLC Agreement”), the Company held an option to sell its 50% ownership interest in RIT Oncology to Spectrum.

In February 2009, the Company exercised that option and in March, 2009 closed the transaction to fully divest of its ownership in Zevalin for approximately $16.5 million, of which approximately $6.5 million (less the amount of a consent fee paid to Biogen) was received on March 2, 2009, and $10 million was funded into an escrow account with an independent third party escrow agent on March 16, 2009. Under the terms of the escrow agreement, $6.5 million will automatically and unconditionally be released to the Company on April 3, 2009 and $3.5 million, subject to certain adjustments for among other things payables determined to be owed between the Company and RIT Oncology, will be released to the Company on April 15, 2009. As a result of all transactions with Spectrum in connection with Zevalin, the Company expects to have received gross proceeds from Spectrum of approximately $31.5 million.

We clarify that, while the LLC Agreement provided an option to sell the Company’s 50% ownership interest to Spectrum for $18 million to be received over a 90 day period as indicated in press releases dated January 14 and February 20 and 27, 2009, the Company opted to negotiate a $1.5 million discount to receive $16.5 million in order to accelerate the payments. Additionally, the Company agreed to forego the right to receive up to $15 million in product sales milestone payments that could have been earned under the terms of the original transaction establishing the joint venture.

With respect to the closing of the Bresso Research Center, there is no update other than what the Company publicly disclosed on February 27, 2009.

Exchange Listing Matters

There is no updated information with respect to exchange listing matters in addition to the information disclosed in the Company’s press released dated March 6, 2009, stating that it had received a letter from The NASDAQ Stock Market indicating that the NASDAQ Listing Qualifications Panel has determined to continue the listing of the Company’s

www.CellTherapeutics.com

common stock on The NASDAQ Capital Market, subject to the condition that, on or before April 6, 2009, the Company demonstrate compliance with all applicable standards for continued listing on The NASDAQ Capital Market, including the $35 million market value of listed securities requirement or one of its alternatives.

Update on Outstanding Shares

The numbers of shares issued and outstanding as of January 31, 2009 and February 28, 2009 were 295,942,133 and 321,839,696, respectively.

During the month of February 2009, the following transactions contributed to the change in our shares outstanding:

•	Conversions of the Company’s 10% Convertible Senior Notes which resulted in the issuance of 21,897,810 shares.

•	The issuance of 4,000,000 shares in connection with the settlement with RHP Master Fund, Ltd.

•	The cancellation of 247 shares under the 2007 Equity Incentive Plan.

The Company is not aware of any agreement for the resale of its shares on the MTA nor of the modalities by means of which shares were or will be resold.

Debt Restructuring Program

There is no updated information with respect to a restructuring of the Company’s convertible debt in addition to the information disclosed in the press releases dated January 9 and 13, 2009, or in respect to the Company’s preferred stock in addition to the information disclosed in the press release on February 5, 2009.

The Company believes it is in compliance with the covenants on each series of its outstanding convertible notes and preferred stock.

The Company, in February 2009, neither issued any new debt instruments nor bought any debt instruments already issued by the Company.

Information about the capacity of the Company to sustain its financial needs

As disclosed in the press release dated March 16, 2009, the Company has planned to reduce its headcount and expects that this reduction will be from 194 at December 31, 2008 to 79 employees by the second half of 2009, thereby significantly reducing its expenses. Moreover, the aforesaid sale of the 50% ownership interest in the Zevalin joint venture will save approximately $15 million in expenses, and the closing of the Bresso facility, as announced in the Company’s press release dated February 27, 2009, will also save approximately $14 million in expenses. The Company expects to reduce its net operating expenses to $2.1-2.3 million per month beginning in July, 2009, which is significantly lower than operating expenses in 2008. While the Company now has an additional 400,000,000 authorized shares, which were approved at the March 24, 2009 Special Meeting of Shareholders, the Company intends to continue to pursue product partnerships to generate operating capital, as well as other sources of financing.

www.CellTherapeutics.com

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results. The risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant; that the Company may be unable to commence a contemplated tender offer or complete a contemplated tender offer; the Company’s operating expenses continue to exceed its net revenues; that the Company may not be able to further reduce its operating expenses; that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation; that the information presented herein with respect to the Company’s convertible notes and convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and convertible preferred stock prepared in accordance with US GAAP in its periodic reports on Form 10-K and Form 10-Q;, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 8-K and 10-Q. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com